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AREA
BANCSHARES
CORPORATION

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                                  MEDIA RELEASE                     Exhibit 99-1

FOR IMMEDIATE RELEASE
    July 13, 2001


                AREA BANCSHARES TO ACQUIRE ASSETS OF LOUISVILLE'S
                            ASSOCIATES MORTGAGE GROUP

                  Owensboro, Kentucky - July 13, 2001 - AREA Bancshares Corporation (NASDAQ:AREA) (www.areabancshares.com), has signed a letter of intent to acquire the assets of Associates Mortgage Group, Inc. of Louisville and its Calvary Title Co. The acquisition is to close at the start of business Monday, July 16. The price was not disclosed.

                  AREA Bancshares is Kentucky's largest bank holding company, with assets of $2.77 billion. It operates AREA Bank throughout the state in 39 cities with 72 banking centers and 97 automatic teller machines. Through its subsidiaries, including Vine Street Trust Company in Lexington, AREA offers a broad range of Bank-related services, including trust and brokerage services.

                  Associates Mortgage is Louisville's largest non-bank mortgage loan originator, with closings totaling over $100 million annually. Under the acquisition, it will become AREA Mortgage, a division of AREA Bank.

                  John Ray, Executive Vice President and Chief Operating Officer of AREA Bancshares, said AREA Bank now originates about $120 million in mortgage loans annually.

                  "The combined volume of the new operation will allow us to offer better pricing statewide on our mortgage loans," Ray said.

                  David Kittle, President and co-founder of Associates Mortgage 6 1/2 years ago, will become President of AREA mortgage, Ray said.

                  "David's many years of mortgage industry expertise will greatly improve AREA's ability to respond to customer needs."




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                  Kittle began his career in 1978 after graduating from the
         University of Kentucky. His experience includes senior management positions with the mortgage loan operations of Chase Manhattan and Bank One.

                  He currently serves on the Residential Board of Governors of the Mortgage Bankers Association of America and is Chairman of the Ethics and Standards of Practice Committee of the Mortgage Bankers Association of Louisville. He is past president of the Mortgage Bankers Association of Kentucky and of Louisville.

                  "With the statewide customer base and capital resources of AREA and our experience," Kittle said, "I believe we can achieve our goal of reaching $500 million in mortgage originations for AREA Mortgage over the next year."

                  Kittle said the combined Associates Mortgage and Calvary Title workforce of 19 employees would remain unchanged by the acquisition. He said the expanding operation will require relocating officers sometime in the next two to three months from their current address at 199 South Hurstbourne Parkway.

                  Kittle said his partners in Associates Mortgage, Steve Jochim and Mark Smith, will also join AREA Mortgage. Jochim will oversee the company's title insurance and serve as a loan officer. Smith will oversee the division's nonconforming business unit.

                  "Their expertise in the nonconforming business will add a product to our mortgage mix that we have not had," Ray said. "It will enable us to meet the mortgage needs of customers with unique financial situations."

         CONTACT: JOHN A. RAY, EXECUTIVE VICE PRESIDENT & CHIEF OPERATING OFFICER AT (270) 688-7753.



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